EXHIBIT 99.1

For further information:                      TRADED: NYSE (IEX)
Investor Contact:
Heath Mitts
Senior Vice President and Chief Financial Officer
(847) 498-7070

MONDAY, OCTOBER 20, 2014

IDEX REPORTS THIRD QUARTER EPS OF 88 CENTS WITH
FULL YEAR EPS GUIDANCE OF $3.52 - $3.55

LAKE FOREST, IL, OCTOBER 20 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended September 30, 2014.

Third Quarter 2014 Highlights

•	Sales increased 9 percent, 7 percent organically

•	Operating margin of 20.8 percent was up 100 basis points from the prior year

•	EPS of 88 cents was 13 percent higher than prior year EPS of 78 cents

•	Free cash flow of $92 million was over 128 percent of net income

Third Quarter 2014
Sales of $533 million were up 9 percent (+7 percent organic, +1 percent acquisition and +1 percent foreign currency translation) compared with last year. Orders in the quarter of $507 million were down 5 percent (-6 percent organic and +1 percent foreign currency translation) compared with the prior year period and flat excluding the prior period large dispensing equipment order.

Third quarter 2014 gross margin of 44.0 percent was up 90 basis points from the prior year period, while operating income of $111 million was up 14 percent from the prior year. This resulted in an operating margin of 20.8 percent, up 100 basis points from the prior year, primarily due to volume leverage and productivity.

Third quarter net income was $71 million, an increase of 12 percent from the prior year period. Third quarter earnings per share were 88 cents, an increase of 10 cents, or 13 percent, from the prior year. EBITDA of $131 million, which was a 12 percent increase from the prior year, was 25 percent of sales and covered interest expense by over 12 times, while free cash flow of $92 million was over 128 percent of net income.

The Company completed the repurchase of 831 thousand shares of common stock for $64 million in the quarter. Year-to-date, the Company has repurchased 2.0 million shares of common stock for $150 million.

“IDEX’s third quarter results were highlighted by continued sales growth and profitability improvements. Organic revenue grew 7 percent and operating margins increased 100 basis points. These gains were present in each segment and demonstrate the focus our teams have on delivering superior results. Third quarter orders were soft primarily due to difficult comparisons from specific projects booked in the prior year within our FSD segment. We expect fourth quarter organic revenue growth to be low-to-mid single digits, resulting in full year organic revenue growth of 5 to 6 percent with operating margins exceeding 20 percent. We also expect fourth quarter EPS in the range of 85 to 88 cents and full year 2014 EPS of $3.52 to $3.55.

I am proud of our year-to-date performance and excited about the organic and inorganic opportunities that lie ahead. Our capital deployment plan of growth investments, strategic acquisitions, shareholder dividends and share repurchases remains unaltered.

Finally, over the past two years we have more tightly aligned our organization to deliver for our customers, shareholders, and fund organic growth opportunities. This success allows us to take targeted cost-out actions in the fourth quarter that will enable further reinvestment and optimize our cost structure as we enter 2015. The impact of these cost-out actions has not been included in our guidance.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

Third Quarter 2014 Segment Highlights

Fluid & Metering Technologies

•	Sales in the third quarter of $223 million reflected a 5 percent increase compared to the third quarter of 2013 (+4 percent organic and +1 percent acquisition).

•	Operating margin of 24.5 percent represented a 10 basis point increase compared with the third quarter of 2013 primarily due to higher volume and productivity initiatives.

•	EBITDA in the third quarter was $61.5 million, resulting in an EBITDA margin of 27.5 percent, up 10 basis points compared with the third quarter of 2013.

Health & Science Technologies

•	Sales in the third quarter of $191 million reflected a 7 percent increase compared to the third quarter of 2013 (+5 percent organic and +2 percent foreign currency translation).

•	Operating margin of 22.1 percent represented a 150 basis point increase compared with the third quarter of 2013 primarily due to higher volume and productivity initiatives.

•	EBITDA in the third quarter was $53.6 million, resulting in an EBITDA margin of 28.1 percent, up 150 basis points compared with the third quarter of 2013.

Fire & Safety/Diversified Products

•	Sales in the third quarter of $120 million reflected a 19 percent increase compared to the third quarter of 2013 (+18 percent organic and +1 percent foreign currency translation).

•	Operating margin of 26.1 percent represented a 420 basis point increase compared with the third quarter of 2013 primarily due to volume leverage and productivity.

•	EBITDA in the third quarter was $33.5 million, resulting in an EBITDA margin of 27.8 percent, up 420 basis points compared with the third quarter of 2013.

For the third quarter of 2014, Fluid & Metering Technologies contributed 42 percent of sales, 43 percent of operating income and 41 percent of EBITDA; Health & Science Technologies accounted for 36 percent of sales, 33 percent of operating income and 36 percent of EBITDA; and Fire & Safety/Diversified Products represented 22 percent of sales, 24 percent of operating income and 23 percent of EBITDA.

EBITDA and Free Cash Flow
Consolidated EBITDA is calculated as net income plus interest expense, income taxes, and depreciation & amortization, while segment EBITDA is calculated as operating income plus or minus other (income) expense plus depreciation & amortization. Free cash flow is calculated as cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

Consolidated EBITDA and Free Cash Flow Bridge (dollars in thousands)

Segment EBITDA Bridge (dollars in thousands)

Conference Call to be Broadcast over the Internet
IDEX will broadcast its third quarter earnings conference call over the Internet on Tuesday, October 21, 2014 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID # 13589617.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Tables follow)

IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$533,179	$490,617	$1,623,868	$1,503,510
Cost of sales	298,533	279,108	903,670	857,155
Gross profit	234,646	211,509	720,198	646,355
Selling, general and administrative expenses	123,799	114,140	383,428	354,715
Operating income	110,847	97,369	336,770	291,640
Other (income) expense - net	(944)	188	(1,651)	(518)
Interest expense	10,461	10,570	31,323	31,724
Income before income taxes	101,330	86,611	307,098	260,434
Provision for income taxes	29,889	22,812	89,332	72,774
Net income	$71,441	$63,799	$217,766	$187,660

Earnings per Common Share:
Basic earnings per common share (a)	$0.89	$0.78	$2.70	$2.28

Diluted earnings per common share (a)	$0.88	$0.78	$2.68	$2.27

Share Data:
Basic weighted average common shares outstanding	$79,558	$81,259	$80,064	$81,762

Diluted weighted average common shares outstanding	$80,561	$82,218	$81,093	$82,701

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	September 30,	December 31,
	2014	2013

Assets
Current assets
Cash and cash equivalents	$487,066	$439,629
Receivables - net	270,466	253,226
Inventories	251,058	230,967
Other current assets	68,367	67,131
Total current assets	1,076,957	990,953
Property, plant and equipment - net	219,824	213,488
Goodwill and intangible assets	1,620,709	1,660,683
Other noncurrent assets	21,822	22,453
Total assets	$2,939,312	$2,887,577

Liabilities and shareholders' equity
Current liabilities
Trade accounts payable	$134,406	$133,312
Accrued expenses	160,895	150,751
Short-term borrowings	103,250	1,871
Dividends payable	—	18,675
Total current liabilities	398,551	304,609
Long-term borrowings	720,173	772,005
Other noncurrent liabilities	232,688	237,974
Total liabilities	1,351,412	1,314,588
Shareholders' equity	1,587,900	1,572,989
Total liabilities and shareholders' equity	$2,939,312	$2,887,577

IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)
(unaudited)

		Three Months Ended		Nine Months Ended
		September 30, (b)		September 30, (b)
		2014	2013	2014	2013

	Fluid & Metering Technologies
	Net sales	$223,258	$212,337	$672,719	$649,580
	Operating income (c)	54,791	51,736	166,821	155,930
	Operating margin	24.5%	24.4%	24.8%	24.0%
	EBITDA (d)	$61,460	$58,158	$187,214	$175,689
	EBITDA margin	27.5%	27.4%	27.8%	27.0%
	Depreciation and amortization	$6,724	$6,981	$20,022	$20,953
	Capital expenditures	3,592	2,843	11,155	8,126

	Health & Science Technologies
	Net sales	$190,852	$178,628	$562,899	$532,363
	Operating income (c)	42,214	36,775	114,580	103,564
	Operating margin	22.1%	20.6%	20.4%	19.5%
	EBITDA (d)	$53,639	$47,442	$147,008	$136,397
	EBITDA margin	28.1%	26.6%	26.1%	25.6%
	Depreciation and amortization	$11,005	$10,798	$32,404	$32,537
	Capital expenditures	5,164	2,823	13,991	9,777

	Fire & Safety/Diversified Products
	Net sales	$120,313	$101,077	$393,779	$326,826
	Operating income (c)	31,355	22,119	106,988	74,027
	Operating margin	26.1%	21.9%	27.2%	22.7%
	EBITDA (d)	$33,483	$23,827	$112,581	$79,732
	EBITDA margin	27.8%	23.6%	28.6%	24.4%
	Depreciation and amortization	$1,597	$1,726	$4,949	$5,175
	Capital expenditures	1,018	776	5,517	2,997

	Company
	Net sales	$533,179	$490,617	$1,623,868	$1,503,510
	Operating income	110,847	97,369	336,770	291,640
	Operating margin	20.8%	19.8%	20.7%	19.4%
	EBITDA (e)	$131,400	$116,960	$396,703	$351,853
	EBITDA margin	24.6%	23.8%	24.4%	23.4%
	Depreciation and amortization (f)	$19,609	$19,779	$58,282	$59,695
	Capital expenditures	10,521	7,318	33,820	23,140

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.

(b)
Three and nine month data includes acquisitions of Aegis (April 2014) in the Fluid & Metering Technologies segment and FTL (March 2013) in the Health & Science Technologies segment from the date of acquisition.

(c)	Segment operating income excludes unallocated corporate operating expenses.

(d)	Segment EBITDA calculated as operating income plus or minus other (income) expense plus depreciation & amortization.

(e)	Consolidated EBITDA calculated as net income plus interest expense, income taxes and depreciation & amortization.

(f)	Depreciation and amortization excludes amortization of debt issuance expenses.